Exhibit 1.1

To:	STAG Industrial, Inc.
From:	CITIBANK, N.A.
Re:	Issuer Share Forward Sale Transaction
Date:	December 15, 2020

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the transaction entered into between Citibank, N.A. (“Dealer”) and STAG Industrial, Inc. (“Counterparty”) in accordance with the terms of the Underwriting Agreement, dated as of November 16, 2020, among Dealer, Citigroup Global Markets Inc., STAG Industrial Operating Partnership, L.P. (the “Operating Partnership”), Counterparty and the other parties thereto (the “Underwriting Agreement”) on the Trade Date specified below (the “Transaction”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below.

1.            This Confirmation is subject to, and incorporates, the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). For purposes of the Equity Definitions, the Transaction will be deemed to be a Share Forward Transaction.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”), as published by ISDA, as if Dealer and Counterparty had executed the ISDA Form on the date hereof (but without any Schedule except for (i) the election of New York law (without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law (the “General Obligations Law”)) as the governing law and US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer and Counterparty with a “Threshold Amount” in respect of Dealer of 3% of the stockholders’ equity of Dealer and a “Threshold Amount” in respect of Counterparty of (a) USD 40 million (including its equivalent in another currency) with respect to Specified Indebtedness that qualifies as Recourse Indebtedness (as defined in the Amended and Restated Term Loan Agreement, dated as of July 26, 2018, by and among the Operating Partnership, as the Borrower, Counterparty, as a Guarantor, Wells Fargo Bank, National Association, as Administrative Agent and the other parties thereto, as amended (the “Credit Agreement”)), (b) USD 75 million (including its equivalent in another currency) with respect to Specified Indebtedness that qualifies as Non-Recourse Indebtedness (as defined in the Credit Agreement) and (c) USD 40 million with respect to all other Specified Indebtedness or if the Credit Agreement does not, at the time of determination, distinguish between Recourse Indebtedness and Non-Recourse Indebtedness; provided that (x) the words “, or becoming capable at such time of being declared,” shall be deleted from clause (1) thereof, (y) “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (z) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (X) the default was caused solely by error or omission of an administrative or operational nature; (Y) funds were available to enable the party to make the payment when due; and (Z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay;”).

All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction and replaces any previous agreement between the parties with respect to the subject matter hereof.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer or any of its Affiliates and Counterparty or any confirmation or other agreement between Dealer or any of its Affiliates and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer or any of its Affiliates and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer or such other Affiliates and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement. In the event of any inconsistency among the Agreement, this Confirmation and the Equity Definitions, the following will prevail in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

2.            The terms of the Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 15, 2020

Effective Date:	December 17, 2020

Buyer:	Dealer

Seller:	Counterparty

Maturity Date:	November 16, 2021 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).
Shares:	The shares of common stock, par value USD 0.01 per Share, of Counterparty (Ticker: “STAG”)
Number of Shares:	Initially, 1,200,000 Shares; provided that on each Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares (as defined below) settled on such date; provided, further, that the Number of Shares is subject to reduction as provided in Section 3 below.

Settlement Currency:	USD

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Forward Price:	On the Effective Date, the Initial Forward Price, and on any day thereafter, the product of the Forward Price on the immediately preceding calendar day and

1 + the Daily Rate * (1/365);

provided that the Forward Price on each Forward Price Reduction Date shall be the Forward Price otherwise in effect on such date minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Notwithstanding the foregoing, to the extent Counterparty delivers Shares hereunder on or after a Forward Price Reduction Date and at or before the record date for an ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Date (and, for the avoidance of doubt, the related dividend will be paid on such Shares), the Calculation Agent shall reverse the reduction to the Forward Price on such Forward Price Reduction Date for purposes of the related Settlement Date.

Initial Forward Price:	USD 29.90 per Share

Daily Rate:	For any day, the Overnight Bank Rate (or if the Overnight Bank Rate is no longer available, a successor rate selected by the Calculation Agent in its commercially reasonable discretion) minus the Spread.

Spread:	100 basis points

Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate” as displayed on the page “OBFR01 <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that, if no such rate appears for such day on such page, Overnight Bank Rate for such day shall be such rate for the immediately preceding day for which such a rate appears.

Forward Price Reduction Dates:	As specified in Schedule I under the heading “Forward Price Reduction Dates.”

Forward Price Reduction Amount:	For each Forward Price Reduction Date, as specified in Schedule I, to be the Forward Price Reduction Amount set forth opposite such date.

Valuation:

Valuation Date:	For any Settlement (as defined below), if Physical Settlement is applicable, as designated in the relevant Settlement Notice (as defined below); or if Cash Settlement or Net Share Settlement is applicable, the last Unwind Date for such Settlement. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date.

Unwind Dates:	For any Cash Settlement or Net Share Settlement with respect to any Settlement, each day on which Dealer (or its agent or affiliate) purchases Shares in the market in connection with unwinding its commercially reasonable hedge position in connection with such Settlement, starting on the First Unwind Date for such Settlement.

First Unwind Date:	For any Cash Settlement or Net Share Settlement with respect to any Settlement, as designated in the relevant Settlement Notice.

Unwind Period:	For any Cash Settlement or Net Share Settlement with respect to any Settlement, the period starting on the First Unwind Date for such Settlement and ending on the Valuation Date for such Settlement.

Cash Settlement Valuation Disruption:	If Cash Settlement is applicable and any Unwind Date during the related Unwind Period is a Disrupted Day, the Calculation Agent shall determine (except in the case of a Disrupted Day that occurs as a result of a Regulatory Disruption (as defined below), which shall always be a Disrupted Day in full) whether (i) such Disrupted Day is a Disrupted Day in full, in which case the 10b-18 VWAP for such Disrupted Day shall not be included in the calculation of the Settlement Price, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions (as defined below) in the Shares on such Disrupted Day, taking into account the nature and duration of the relevant Market Disruption Event, and the weightings of the 10b-18 VWAP and the Forward Prices for each Unwind Date during such Unwind Period shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Settlement Price and the Relevant Forward Price, as applicable, to account for the occurrence of such partially Disrupted Day, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Exchange Business Day during the Unwind Period” after the word “material,” in the third line thereof.

Early Closure:	Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Settlement Terms:

Settlement:	Any Physical Settlement, Cash Settlement or Net Share Settlement of all or any portion of the Transaction.

Settlement Notice:	Subject to “Early Valuation” below, Counterparty may elect to effect a Settlement of all or any portion of the Transaction by designating one or more Scheduled Trading Days following the Effective Date and on or prior to the Maturity Date to be Valuation Dates (or, with respect to Cash Settlements or Net Share Settlements, First Unwind Dates, each of which First Unwind Dates shall occur no later than the 60th Scheduled Trading Day immediately preceding the Maturity Date) in a written notice to Dealer (a “Settlement Notice”) delivered no later than the applicable Settlement Method Election Date, which notice shall also specify (i) the number of Shares (the “Settlement Shares”) for such Settlement (not to exceed the number of Undesignated Shares as of the date of such Settlement Notice) and (ii) the Settlement Method applicable to such Settlement; provided that (A) Counterparty may not designate a First Unwind Date for a Cash Settlement or a Net Share Settlement if, as of the date of such Settlement Notice, any Shares have been designated as Settlement Shares for a Cash Settlement or a Net Share Settlement for which the Relevant Settlement Date has not occurred; and (B) if the number of Undesignated Shares as of the Maturity Date is not zero, then the Maturity Date shall be a Valuation Date for a Physical Settlement and the number of Settlement Shares for such Settlement shall be the number of Undesignated Shares as of the Maturity Date (provided that if such Maturity Date occurs during the period from the time any Settlement Notice is given for a Cash Settlement or Net Share Settlement until the Relevant Settlement Date, inclusive, then the provisions set forth below opposite “Early Valuation” shall apply as if the Maturity Date were the Early Valuation Date).

Undesignated Shares:	As of any date, the Number of Shares minus the number of Shares designated as Settlement Shares for Settlements for which the Relevant Settlement Date has not occurred.

Settlement Method Election:	Applicable; provided that:

(i) Net Share Settlement shall be deemed to be included as an additional settlement method under Section 7.1 of the Equity Definitions;

(ii) Counterparty may elect Cash Settlement or Net Share Settlement for any Settlement only if Counterparty represents and warrants to Dealer in the Settlement Notice containing such election that, as of the date of such Settlement Notice: (A) Counterparty is not aware of any material nonpublic information concerning itself or the Shares; (B) Counterparty is electing the settlement method and designating the First Unwind Date specified in such Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 (“Rule 10b-5”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other provision of the federal securities laws; (C) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)); (D) Counterparty would be able to purchase a number of Shares equal to the greater of (x) the number of Settlement Shares designated in such Settlement Notice and (y) a number of Shares with a value as of the date of such Settlement Notice equal to the product of (I) such number of Settlement Shares and (II) the applicable Relevant Forward Price for such Cash Settlement or Net Share Settlement in compliance with the laws of Counterparty’s jurisdiction of organization; (E) such election, and settlement in accordance therewith, does not and will not violate or conflict with any law or regulation applicable to Counterparty, or any order or judgment of any court or other agency of government applicable to it or any of its assets, and any governmental consents that are required to have been obtained by Counterparty with respect to such election or settlement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and (F) neither Counterparty nor any of its subsidiaries has applied, and shall not until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (I) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (II) (X) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that Counterparty comply with any requirement not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Issuer, and that it has not, as of the date specified in the condition, made a capital distribution or will make a capital distribution, or (Y) where the terms of the Transaction would cause Counterparty under any circumstances to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”), other than any such applications for Restricted Financial Assistance with respect to which (x) Counterparty has determined based on the advice of outside counsel of national standing that the terms of the Transaction would not cause Counterparty or its subsidiary as applicable to fail to satisfy any condition for application for or receipt or retention of such Restricted Financial Assistance based on the terms of the program or facility as of the date of such advice or (y) Counterparty has delivered to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects); and

(iii) Notwithstanding any election to the contrary in any Settlement Notice, Physical Settlement shall be applicable for any Settlement:

(A) to all of the Settlement Shares designated in such Settlement Notice if, at any time from the date such Settlement Notice is received by Dealer until the related First Unwind Date, inclusive, (I) the trading price per Share on the Exchange (as determined by Dealer in a commercially reasonable manner) is below the Threshold Price or (II) Dealer determines, in its good faith and commercially reasonable judgment, that it would, after using commercially reasonable efforts, be unable to purchase a number of Shares in the market sufficient to unwind a commercially reasonable hedge position in respect of the portion of the Transaction represented by such Settlement Shares and satisfy its delivery obligation hereunder, if any, by the Maturity Date (x) in a manner that (A) would, if Dealer were Counterparty or an affiliated purchaser of Counterparty and taking into account any similar issuer forward transactions with Dealer with an overlapping unwind period, be in compliance with the safe harbor provided by Rule 10b-18(b) under the Exchange Act and (B) based on advice of counsel, would not raise material risks under applicable securities laws, other than as a result of activities by Dealer unrelated to the Transaction, or (y) due to the lack of sufficient liquidity in the Shares (each, a “Trading Condition”); or

(B) to all or a portion of the Settlement Shares designated in such Settlement Notice if, on any day during the relevant Unwind Period, (I) the trading price per Share on the Exchange (as determined by Dealer in a commercially reasonable manner) is below the Threshold Price or (II) Dealer determines, in its good faith and commercially reasonable judgment or based on advice of counsel, as applicable, that a Trading Condition has occurred, in which case the provisions set forth below in the fourth paragraph opposite “Early Valuation” shall apply as if such day were the Early Valuation Date and (x) for purposes of clause (i) of such paragraph, such day shall be the last Unwind Date of such Unwind Period and the “Unwound Shares” shall be calculated to, and including, such day and (y) for purposes of clause (ii) of such paragraph, the “Remaining Shares” shall be equal to the number of Settlement Shares designated in such Settlement Notice minus the Unwound Shares determined in accordance with clause (x) of this sentence.

Threshold Price:	USD 15.01 per Share

Electing Party:	Counterparty

Settlement Method Election Date:	With respect to any Settlement, the second Scheduled Trading Day immediately preceding (x) the Valuation Date, in the case of Physical Settlement, or (y) the First Unwind Date, in the case of Cash Settlement or Net Share Settlement.

Default Settlement Method:	Physical Settlement

Physical Settlement:	Notwithstanding Section 9.2(a)(i) of the Equity Definitions, on the Settlement Date for any Physical Settlement, Dealer shall pay to Counterparty an amount equal to the Forward Price on such Settlement Date multiplied by the number of Settlement Shares for such Settlement, and Counterparty shall deliver to Dealer such Settlement Shares.

Settlement Date:	For any Settlement of the Transaction to which Physical Settlement is applicable, the Valuation Date for such Settlement.

Net Share Settlement:	On the Net Share Settlement Date for any Settlement to which Net Share Settlement is applicable, if the Net Share Settlement Amount for such Settlement is greater than zero, Counterparty shall deliver a number of Shares equal to such Net Share Settlement Amount (rounded down to the nearest integer) to Dealer, and if such Net Share Settlement Amount is less than zero, Dealer shall deliver a number of Shares equal to the absolute value of such Net Share Settlement Amount (rounded down to the nearest integer) to Counterparty, in either case, in accordance with Section 9.4 of the Equity Definitions, with such Net Share Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4, and, in either case, plus cash in lieu of any fractional Shares included in such Net Share Settlement Amount but not delivered due to rounding required hereby, valued at the relevant Settlement Price.

Net Share Settlement Date:	For any Settlement to which Net Share Settlement is applicable, the date that follows the Valuation Date for such Settlement by one Settlement Cycle.

Net Share Settlement Amount:	For any Settlement to which Net Share Settlement is applicable, an amount equal to the Forward Cash Settlement Amount for such Settlement divided by the Settlement Price for such Settlement.

Forward Cash Settlement Amount:	Notwithstanding Section 8.5(c) of the Equity Definitions, the Forward Cash Settlement Amount for any Cash Settlement or Net Share Settlement shall be equal to (i) the number of Settlement Shares for such Settlement multiplied by (ii) an amount equal to (A) the Settlement Price for such Settlement minus (B) the Relevant Forward Price for such Settlement.

Relevant Forward Price:	For any Cash Settlement, subject to “Cash Settlement Valuation Disruption” above, the arithmetic average of the Forward Prices on each Unwind Date relating to such Settlement.

For any Net Share Settlement, the weighted average of the Forward Prices on each Unwind Date relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each such Unwind Date in connection with unwinding its commercially reasonable hedge position in connection with such Settlement, as determined by the Calculation Agent).
Settlement Price:	For any Cash Settlement, subject to “Cash Settlement Valuation Disruption” above, the arithmetic average of the 10b-18 VWAP on each Unwind Date relating to such Settlement, plus a commercially reasonable amount determined by the Calculation Agent that in no event will exceed USD 0.05.

For any Net Share Settlement, the weighted average price of the purchases of Shares made by Dealer (or its agent or affiliate) during the Unwind Period for such Settlement in connection with unwinding its commercially reasonable hedge position relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each Unwind Date in connection with unwinding its commercially reasonable hedge position in connection with such Settlement, as determined by the Calculation Agent), plus a commercially reasonable amount determined by the Calculation Agent that in no event will exceed USD 0.03.

10b-18 VWAP:	For any Exchange Business Day, as determined by the Calculation Agent based on the 10b-18 Volume Weighted Average Price per Share as reported in the composite transactions for United States exchanges and quotation systems for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York City time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “STAG <Equity> AQR SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s reasonable determination, erroneous, such 10b-18 VWAP shall be as reasonably determined by the Calculation Agent. For purposes of calculating the 10b-18 VWAP for such Exchange Business Day, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Exchange Act (such trades, “Rule 10b-18 eligible transactions”).

Unwind Activities:	The times and prices at which Dealer (or its agent or affiliate) purchases any Shares during any Unwind Period in connection with unwinding its commercially reasonable hedge position shall be determined by Dealer in a commercially reasonable manner. Without limiting the generality of the foregoing, in the event that Dealer concludes, in its reasonable discretion based on advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) (a “Regulatory Disruption”) for it to refrain from purchasing Shares in connection with unwinding its commercially reasonable hedge position on any Scheduled Trading Day that would have been an Unwind Date but for the occurrence of a Regulatory Disruption, Dealer may (but shall not be required to) notify Counterparty in writing that a Regulatory Disruption has occurred on such Scheduled Trading Day, in which case Dealer shall, to the extent practicable in its good faith discretion, specify the nature of such Regulatory Disruption. In such an instance, the Regulatory Disruption shall be deemed to be a Market Disruption Event and, for the avoidance of doubt, such Scheduled Trading Day shall be a Disrupted Day in full. Dealer may exercise its right in respect of any Regulatory Disruption only in good faith in relation to events or circumstances that are not the result of actions of it or any of its Affiliates that are taken with the intent to avoid its obligations under the Transaction.

Relevant Settlement Date:	For any Settlement, the Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date for such Settlement, as the case may be.
Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares under the Transaction, the provisions of Sections 9.2 (last sentence only), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Share Adjustments:
Potential Adjustment Events:	An Extraordinary Dividend shall not constitute a Potential Adjustment Event. For the avoidance of doubt, a cash dividend on the Shares that differs from expected dividends as of the Trade Date shall not be a Potential Adjustment Event under Section 11.2(e)(vii) of the Equity Definitions.
Extraordinary Dividend:	Any dividend or distribution on the Shares with an ex-dividend date occurring on any day following the Trade Date (other than (i) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or (ii) a regular, monthly cash dividend in an amount equal to or less than the Regular Dividend Amount for such calendar month that has an ex-dividend date no earlier than the Forward Price Reduction Date occurring in the relevant month).
Regular Dividend Amount:	For each calendar month from and including the calendar month in which the Trade Date occurs to and including the calendar month in which the Maturity Date occurs, the amount set forth under the heading “Regular Dividend Amounts” for such calendar month (or, if no such amount is specified, zero), as specified in Schedule I.
Method of Adjustment:	Calculation Agent Adjustment
Extraordinary Events:
Extraordinary Events:	The consequences that would otherwise apply under Article 12 of the Equity Definitions (as modified herein) to any applicable Extraordinary Event (excluding any Failure to Deliver, Increased Cost of Hedging, Increased Cost of Stock Borrow, Loss of Stock Borrow or any Extraordinary Event that also constitutes a Bankruptcy Termination Event, but including, for the avoidance of doubt, any other applicable Additional Disruption Event) shall not apply.
Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing the reference therein to “10%” with a reference to “20%”.

Delisting:	In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.
Additional Disruption Events:
Change in Law:	Applicable; provided that (A) any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or announcement or statement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (B) Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof and (ii) by replacing the words “the interpretation” with the words “or announcement or statement of any formal or informal interpretation” in the third line thereof and (C) the words “, unless the illegality is due to an act or omission of the party seeking to elect termination of the Transaction with the intent to avoid its obligations under the terms of the Transaction” are added immediately following the word “Transaction” in the fifth line thereof; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable if Dealer is required to deliver Shares; otherwise, Not Applicable.
Hedging Disruption:	Applicable.
Increased Cost of Hedging:	Applicable; provided that Section 12.9(b)(vi) of the Equity Definitions shall be amended by (i) adding “or” before clause (B) of the second sentence thereof, (ii) deleting clause (C) of the second sentence thereof and (iii) deleting the third and fourth sentences thereof.
Increased Cost of Stock Borrow:	Applicable; provided that Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) adding “or” before clause (B) of the second sentence thereof, (ii) deleting clause (C) of the second sentence thereof and (iii) deleting the third, fourth and fifth sentences thereof. For the avoidance of doubt, upon the announcement of any event that, if consummated, would result in a Merger Event or Tender Offer, the term “rate to borrow Shares” as used in Section 12.9(a)(viii) of the Equity Definitions shall include any commercially reasonable cost borne or amount payable by the Hedging Party in respect of maintaining or reestablishing its hedge position with respect to the Transaction, including, but not limited to, any assessment or other amount payable by the Hedging Party to a lender of Shares in respect of any merger or tender offer premium, as applicable.

Initial Stock Loan Rate:	25 basis points per annum.
Loss of Stock Borrow:	Applicable; provided that Section 12.9(b)(iv) of the Equity Definitions shall be amended by (i) deleting clause (A) of the first sentence thereof in its entirety and (ii) replacing the words “neither the Non-Hedging Party nor the Lending Party lends” with “the Lending Party does not lend” in the second sentence thereof. The Lending Party may not be the Issuer or an affiliate of the Issuer.
Maximum Stock Loan Rate:	200 basis points per annum.
Hedging Party:	For all applicable Additional Disruption Events, Dealer.
Determining Party:	For all applicable Extraordinary Events, Dealer.
Early Valuation:
Early Valuation:	Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, at any time (x) following the occurrence of (1) a Hedging Event, (2) the declaration by Issuer of an Extraordinary Dividend, or (3) an ISDA Event or (y) if an Excess Section 13 Ownership Position, an Excess NYSE Ownership Position or an Excess Regulatory Ownership Position exists, Dealer (or, in the case of such an ISDA Event that is an Event of Default or Termination Event, the party entitled to designate an Early Termination Date in respect of such event pursuant to Section 6 of the Agreement) shall have the right to designate any Scheduled Trading Day to be the “Early Valuation Date”, in which case the provisions set forth in this “Early Valuation” section shall apply, which right shall be, other than in the case of an Event of Default under Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, in lieu of those specified in Section 6 of the Agreement. For the avoidance of doubt, any amount calculated pursuant to this “Early Valuation” section as a result of an Extraordinary Dividend shall not be adjusted by the value associated with such Extraordinary Dividend.

Dealer represents and warrants to and agrees with Counterparty that (i) based upon advice of counsel, Dealer (A) does not know of the existence on the Trade Date of an Excess Section 13 Ownership Position, an Excess NYSE Ownership Position or an Excess Regulatory Ownership Position and (B) based on reasonable internal inquiry in the ordinary course of Dealer’s business does not know on the Trade Date of any event or circumstance that will cause the occurrence of an Excess Section 13 Ownership Position, an Excess NYSE Ownership Position or an Excess Regulatory Ownership Position on any day during the term of the Transaction; and (ii) Dealer will not knowingly cause the occurrence of an Excess Section 13 Ownership Position, an Excess NYSE Ownership Position or an Excess Regulatory Ownership Position on any day during the term of the Transaction for the purpose, in whole or in part, of causing the occurrence of an Early Valuation Date.
If an Early Valuation Date occurs on a date that is not during an Unwind Period, then such Early Valuation Date shall be a Valuation Date for a Physical Settlement, and the number of Settlement Shares for such Settlement shall be the Number of Shares on such Early Valuation Date; provided that Dealer may in its sole discretion permit Counterparty to elect Cash Settlement or Net Share Settlement.

If an Early Valuation Date occurs during an Unwind Period, then (i) (A) the last Unwind Date of such Unwind Period shall be deemed to be such Early Valuation Date, (B) a Settlement shall occur in respect of such Unwind Period, and the Settlement Method elected by Counterparty in respect of such Settlement shall apply, and (C) the number of Settlement Shares for such Settlement shall be the number of Unwound Shares for such Unwind Period on such Early Valuation Date, and (ii) (A) such Early Valuation Date shall be a Valuation Date for an additional Physical Settlement (provided that Dealer may in its sole discretion elect that the Settlement Method elected by Counterparty for the Settlement described in clause (i) of this sentence shall apply) and (B) the number of Settlement Shares for such additional Settlement shall be the number of Remaining Shares on such Early Valuation Date.
Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the Relevant Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent shall adjust the nature of the Shares as it determines appropriate to account for such change such that the nature of the Shares is consistent with what shareholders receive in such event.
ISDA Event:	(i) Any Event of Default or Termination Event, other than an Event of Default or Termination Event that also constitutes a Bankruptcy Termination Event, that gives rise to the right of either party to designate an Early Termination Date pursuant to Section 6 of the Agreement or (ii) the announcement of any event or transaction on or after the Trade Date that, if consummated, would result in a Merger Event, Tender Offer, Nationalization, Delisting or Change in Law, in each case, as determined by the Calculation Agent; provided that, in the case of a Merger Event, only an announcement of such event or transaction by Counterparty will constitute an ISDA Event.
Amendment to Merger Event:	Section 12.1(b) of the Equity Definitions is hereby amended by deleting the remainder of such Section beginning with the words “in each case if the Merger Date is on or before” in the fourth to last line thereof.

Hedging Event:	The occurrence or existence of any of the following events on or following the Trade Date: (i) (x) a Loss of Stock Borrow in connection with which Counterparty does not refer the Hedging Party to a satisfactory Lending Party that lends Shares in the amount of the Hedging Shares within the required time period as provided in Section 12.9(b)(iv) of the Equity Definitions or (y) a Hedging Disruption, (ii) (A) an Increased Cost of Stock Borrow or (B) an Increased Cost of Hedging in connection with which, in the case of sub-clause (A) or (B), Counterparty does not elect, and so notify the Hedging Party of its election, in each case, within the required time period to either amend the Transaction pursuant to Section 12.9(b)(v)(A) or Section 12.9(b)(vi)(A) of the Equity Definitions, as applicable, or pay an amount determined by the Calculation Agent that corresponds to the Price Adjustment pursuant to Section 12.9(b)(v)(B) or Section 12.9(b)(vi)(B) of the Equity Definitions, as applicable, or (iii) a Market Disruption Event during an Unwind Period and the continuance of such Market Disruption Event for at least eight Scheduled Trading Days.
Remaining Shares:	On any day, the Number of Shares as of such day (or, if such day occurs during an Unwind Period, the Number of Shares as of such day minus the Unwound Shares for such Unwind Period on such day).
Unwound Shares:	For any Unwind Period on any day, the aggregate number of Shares with respect to which Dealer has unwound its commercially reasonable hedge position in connection with the related Settlement as of such day.
Acknowledgements:
Non-Reliance:	Applicable
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable
Additional Acknowledgements:	Applicable
Transfer:	Notwithstanding anything to the contrary in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under the Transaction to an affiliate of Dealer, with the prior written consent of Counterparty, such consent not to be unreasonably withheld or delayed.

Calculation Agent:	Dealer; provided that, following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to select a leading dealer in the market for U.S. corporate equity derivatives reasonably acceptable to Dealer to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will, within a commercially reasonable period of time following such request, provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation, as the case may be; provided that Dealer shall not be required to disclose any proprietary or confidential models of Dealer or any information that is proprietary or subject to contractual, legal or regulatory obligations to not disclose such information.
Counterparty Payment/Delivery Instructions:	To be provided by Counterparty.
Dealer Payment/Delivery Instructions:	To be provided by Dealer.
Counterparty’s Contact Details for Purpose of Giving Notice:	Email: jsullivan@stagindustrial.com; with a copy to: Email: wcrooker@stagindustrial.com; and mpinard@stagindustrial.com

Dealer’s Contact Details for Purpose of Giving Notice:

388 Greenwich Street, 8th Floor
New York, New York 10013
Attn: Equity Derivatives - Adam Muchnick and Teddy Finkelstein
Telephone: (212) 723-3850
Email: adam.muchnick@citi.com; theodore.finkelstein@citi.com; eq.us.ses.notifications@citi.com with a copy to:

Citibank, N.A.
388 Greenwich Street, 3rd Floor
New York, New York 10013
Attn: Equity Derivatives Operations - Dustin Sheppard
Telephone: (212) 723-5770
Email: dustin.c.sheppard@citi.com; eq.us.corporates.middle.office@citi.com

Offices:	The Office of Counterparty is: Inapplicable, Counterparty is not a Multibranch Party. The Office of Dealer is: New York

3.            Effectiveness.

The effectiveness of this Confirmation shall be subject to the satisfaction (or waiver by Dealer) of the following conditions:

(a)            the representations and warranties of Counterparty and the Operating Partnership contained in the Underwriting Agreement and any certificate delivered pursuant thereto by Counterparty or the Operating Partnership shall be true and correct on the Effective Date as if made on the Effective Date;

(b)            Counterparty shall have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date;

(c)            all of the conditions set forth in Section 5 of the Underwriting Agreement shall have been satisfied;

(d)            [Reserved.]

(e)            all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date as if made on the Effective Date;

(f)            Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date, including without limitation its obligations under Section 6 hereof; and

(g)           Counterparty shall, if requested by Dealer on or prior to Trade Date, have delivered to Dealer an opinion of Maryland counsel in form and substance reasonably satisfactory to Dealer, with respect to the matters set forth in Section 3(a)(i)–(iv) of the Agreement and that the maximum number of Shares initially issuable under the Transaction have been duly authorized and, upon issuance pursuant to the terms of the Transaction, will be validly issued, fully paid and nonassessable.

Notwithstanding the foregoing or any other provision of this Confirmation, if on or prior to 9:00 a.m., New York City time, at the Date of Delivery (as defined in the Underwriting Agreement) Dealer notifies Counterparty that, in connection with Dealer establishing Dealer’s commercially reasonable hedge position for the Transaction, in Dealer’s sole judgment, Dealer (x) is unable, after using commercially reasonable efforts, to borrow and deliver for sale the full number of Shares to be borrowed and sold pursuant to the Underwriting Agreement at the Date of Delivery or (y) would incur a stock loan cost of more than a rate equal to the Maximum Stock Loan Rate with respect to all or any portion of such full number of Shares, then the Number of Shares shall be limited to the number of Shares Dealer is able to borrow in connection with establishing its commercially reasonable hedge position for the Transaction at a cost of not more than a rate equal to the Maximum Stock Loan Rate, which, for the avoidance of doubt, may be zero.

4.            Additional Mutual Representations and Warranties. In addition to the representations and warranties in the Agreement, each party represents and warrants to the other party that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933 (as amended) (the “Securities Act”), and is entering into the Transaction as principal and not for the benefit of any third party.

5.            Additional Representations and Warranties of Counterparty and the Operating Partnership. The representations and warranties of Counterparty and the Operating Partnership set forth in Section 1 of the Underwriting Agreement are true and correct as of the Trade Date and the Date of Delivery are hereby deemed to be repeated to Dealer as if set forth herein. In addition to the representations and warranties in Section 1 of the Underwriting Agreement, the Agreement and those contained elsewhere herein, Counterparty represents and warrants to Dealer, and agrees with Dealer, that:

(a)            without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction, including without limitation ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;

(b)            Counterparty shall not take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (i) the Number of Shares plus (ii) the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party;

(c)            Counterparty will not repurchase any Shares if, immediately following such repurchase, the sum of the Number of Shares and the aggregate “Number of Shares” under each other issuer forward transaction between Counterparty and Dealer, would be equal to or greater than 8.0% of the number of then-outstanding Shares and it will notify Dealer promptly upon the announcement or consummation of any repurchase of Shares in an amount that, taken together with the amount of all repurchases since the date of the last such notice exceeds 0.5% of the number of then-outstanding Shares (or, in the case of the first such notice would result in the sum of the Number of Shares and the aggregate “Number of Shares” under each other issuer forward transaction between Counterparty and Dealer, being equal to or greater than 7.0% of the number of then-outstanding Shares);

(d)            it is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) for the purpose of inducing the purchase or sale of the Shares (or any security convertible into or exchangeable for Shares) by others;

(e)            it is not aware of any material non-public information regarding itself or the Shares; it is entering into this Confirmation and will provide any Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the federal securities laws; it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction; and it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”);

(f)            as of the Trade Date no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no such representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer;

(g)            as of the Trade Date and the date of any payment or delivery by Counterparty or Dealer under the Transaction, it is not and will not be “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code);

(h)            it is not as of the Trade Date and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(i)            as of the Trade Date, it: (i) is an “institutional account” as defined in FINRA Rule 4512(c); and (ii) is capable of evaluating investment strategies involving a security or securities, and will exercise independent judgment in evaluating any recommendations of Dealer or its associated persons; and

(j)            IT UNDERSTANDS AS OF THE TRADE DATE THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

6.            Additional Covenants of Counterparty.

(a)            Counterparty acknowledges and agrees that any Shares delivered by Counterparty to Dealer on any Settlement Date or Net Share Settlement Date will be (i) newly issued, (ii) approved for listing or quotation on the Exchange, subject to official notice of issuance, and (iii) registered under the Exchange Act, and, when delivered by Dealer (or an affiliate of Dealer) to securities lenders from whom Dealer (or an affiliate of Dealer) borrowed Shares in connection with hedging its exposure to the Transaction, will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders, irrespective of whether any such stock loan is effected by Dealer or an affiliate of Dealer. Accordingly, Counterparty agrees that any Shares so delivered will not bear a restrictive legend and will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System. In addition, Counterparty represents and agrees that any such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance.

(b)            Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Without limiting the generality of the provisions set forth opposite the caption “Unwind Activities” in Section 2 of this Confirmation, Counterparty acknowledges that it has no right to, and agrees that it will not seek to, control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under the Exchange Act or in connection with the Transaction, including, without limitation, Dealer’s decision to enter into any hedging transactions.

(c)            Counterparty acknowledges and agrees that any amendment, modification or waiver of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d)            Counterparty shall promptly provide notice thereof to Dealer (i) upon the occurrence of any event that would constitute an Event of Default or a Termination Event in respect of which Counterparty is a Defaulting Party or an Affected Party, as the case may be, and (ii) upon announcement of any event that, if consummated, would constitute an Extraordinary Event or Potential Adjustment Event.

(e)           Neither Counterparty nor any of its “affiliated purchasers” (as defined by Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall take any action that would cause any purchases of Shares by Dealer or any of its Affiliates in connection with any Cash Settlement or Net Share Settlement of the Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Counterparty. Without limiting the generality of the foregoing, during any Unwind Period, except with the prior written consent of Dealer, Counterparty will not, and will cause its affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares.

(f)            Counterparty will not be subject to any “restricted period” (as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”)) in respect of Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M) during any Unwind Period.

(g)           Counterparty shall: (i) not, during any Unwind Period, make, and will use its commercially reasonable efforts to not permit to be made to the extent within its control, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange; (ii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; (iii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (A) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date for the Merger Transaction that were not effected through Dealer or its affiliates and (B) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding such announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may result in a Regulatory Disruption, a Trading Condition or, if such notice relates to an event that is also an ISDA Event, an Early Valuation, or may affect the length of any ongoing Unwind Period. Accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6(c) above. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act. For the avoidance of doubt, a Merger Transaction or the announcement thereof shall not give either party the right to designate an Early Valuation Date and/or to accelerate or preclude an election by Counterparty of Physical Settlement for any Settlement, unless such Merger Transaction or the announcement thereof is also an ISDA Event.

(h)           Counterparty represents to Dealer that Dealer, solely in its capacity as “Forward Purchaser” or “Forward Seller” (each as defined in the Underwriting Agreement) and solely with respect to its entering into and consummating the transactions contemplated by this Confirmation and the Underwriting Agreement may, to the extent necessary to consummate the transactions contemplated by this Confirmation and the Underwriting Agreement, “Beneficially Own” and “Constructively Own” Shares in excess of the “Aggregate Stock Ownership Limit” and the “Common Stock Ownership Limit” (each as defined in Counterparty’s Articles of Amendment and Restatement, as amended (the “Charter”)) by virtue of entering into transactions described in Section 6.2.6(c) of the Charter, so long as the restrictions contained in Section 6.2.1(a) of the Charter will not be violated immediately following the distribution by the Underwriters pursuant to the Underwriting Agreement.

(i)           Counterparty represents to Dealer that a number of Shares at least equal to the Capped Number (as defined below) will be reserved for issuance by the Counterparty’s board of directors.

7.           Termination on Bankruptcy. The parties hereto agree that, notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the Transaction constitutes a contract to issue a security of Counterparty as contemplated by Section 365(c)(2) of the Bankruptcy Code and that the Transaction and the obligations and rights of Counterparty and Dealer (except for any liability as a result of breach of any of the representations or warranties provided by Counterparty in Section 4 or Section 5 above) shall immediately terminate, without the necessity of any notice, payment (whether directly, by netting or otherwise) or other action by Counterparty or Dealer, if, on or prior to the final Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date, as the case may be, an Insolvency Filing occurs or any other proceeding commences with respect to Counterparty under the Bankruptcy Code (a “Bankruptcy Termination Event”).

8.           Additional Provisions.

(a)          Dealer acknowledges and agrees that Counterparty’s obligations hereunder are not secured by any collateral and that this Confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation or the Agreement; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the Transaction.

(b)          [Reserved.]

(c)          The parties hereto intend for:

(i)            the Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code;

(ii)           the rights given to Dealer pursuant to “Early Valuation” in Section 2 above to constitute “contractual rights” to cause the liquidation of a “securities contract” and to set off mutual debts and claims in connection with a “securities contract”, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code;

(iii)          any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction to constitute “margin payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code;

(iv)          all payments for, under or in connection with the Transaction, all payments for Shares and the transfer of Shares to constitute “settlement payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code; and

(v)           any or all obligations that either party has with respect to this Confirmation, or the Agreement to constitute property held by or due from such party to margin, guaranty or settle obligations of the other party with respect to the transactions under the Agreement (including the Transaction) or any other agreement between such parties.

(d)          Notwithstanding any other provision of the Agreement or this Confirmation, in no event will Counterparty be required to deliver in the aggregate in respect of all Settlement Dates, Net Share Settlement Dates or other dates on which Shares are delivered in respect of any amount owed under the Transaction a number of Shares greater than two times the Number of Shares as of the Trade Date (the “Capped Number”). The Capped Number shall be subject to adjustment only on account of (x) Potential Adjustment Events of the type specified in (1) Sections 11.2(e)(i) through (vi) of the Equity Definitions or (2) Section 11.2(e)(vii) of the Equity Definitions so long as, in the case of this sub-clause (2), such event is within Issuer’s control and (y) Merger Events requiring corporate action of Issuer (or any surviving entity of the Issuer hereunder in connection with any such Merger Event). Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of such Capped Number. In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable under the Transaction as a result of this Section 8(d) (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved or (C) Counterparty additionally authorizes any unissued Shares that are not reserved for transactions other than the Transaction (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). Counterparty shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable, deliver such Shares thereafter. Counterparty shall not, until Counterparty’s obligations under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transaction or reserve any such Shares for future issuance for any purpose other than to satisfy Counterparty’s obligations to Dealer under the Transaction.

(e)           The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of Goldman, Sachs & Co. to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003.

(f)           The parties intend for the Transaction (taking into account purchases of Shares in connection with any Cash Settlement or Net Share Settlement of the Transaction) to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and for this Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).

(g)          [Reserved.]

(h)          Counterparty acknowledges that:

(i)            during the term of the Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii)           Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to the Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)          Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the Settlement Price;

(iv)          any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and the Settlement Price, each in a manner that may be adverse to Counterparty; and

(v)           the Transaction is a derivatives transaction; Dealer may purchase or sell shares for its own account at an average price that may be greater than, or less than, the price received by Counterparty under the terms of the Transaction.

(i)           Counterparty and Dealer agree and acknowledge that: (A) the Transaction contemplated by this Confirmation is being entered into in reliance on the fact that this Confirmation hereto form a single agreement between Counterparty and Dealer, and Dealer would not otherwise enter into the Transaction; (B) this Confirmation is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law; and (C) this Confirmation constitutes a prior or subsequent “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Confirmation.

(j)           [Reserved.]

(k)          Tax Matters.

(i)           Payer Tax Representations. For the purpose of Section 3(e) of the Agreement, Dealer and Counterparty make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or amounts payable hereunder that may be considered to be interest for United States federal income tax purposes) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(ii)          Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, Dealer and Counterparty make the following representations:

a.	The following representations will apply to Dealer:

i.	Dealer is a national banking association organized or formed under the laws of the United States of America, and is an exempt recipient under section 1.6049-4(c)(1)(ii)(M) of the U.S. Treasury Regulations for U.S. federal income tax purposes.

b.	The following representations will apply to Counterparty:

i.	Counterparty is a corporation for U.S. federal income tax purposes.

ii.	Counterparty is a “U.S. person” (as that term is used in section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulations) for U.S. federal income tax purposes and a corporation that is an exempt recipient under section 1.6049-4(c)(1)(ii)(A) of the U.S. Treasury Regulations.

(iii)         Agreements to Deliver Documents. For the purpose of Section 4(a)(i) of the Agreement, Dealer and Counterparty each agrees to deliver, as applicable, (i) in the case of Dealer, a completed and accurate U.S. Internal Revenue Service Form W-9 (or successor thereto) and (ii) in the case of Counterparty, a complete and accurate U.S. Internal Revenue Service Form W-9 (or successor thereto), in each case (x) promptly upon execution of this Confirmation, (y) promptly upon reasonable demand by the other party and (z) promptly upon learning that any form previously provided has become obsolete or incorrect.

(iv)         Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

(v)          “Tax” as used in this clause (k) and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for purposes of Section 2(d) of the Agreement.

(vi)         Deduction or Withholding for Tax. Sections 2(d)(i), 2(d)(i)(4), 2(d)(ii)(1) and the definition of “Tax” are hereby amended by replacing the words “pay”, “paid”, “payment” or “payments” with the words “pay or deliver”, “paid or delivered”, “payment or delivery” or “payments or deliveries”, respectively.

9.           Indemnification. Counterparty and the Operating Partnership agree to indemnify and hold harmless Dealer, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (excluding, for the avoidance of doubt, financial losses resulting from the economic terms of the Transaction), claims, damages and liabilities (or actions in respect thereof), joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to any breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement. Counterparty and the Operating Partnership will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s breach of any covenant or representation made by Dealer in this Confirmation or the Agreement or any willful misconduct, gross negligence or bad faith of any Indemnified Party. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty and the Operating Partnership shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty and the Operating Partnership will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim covered by this Section 9 or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty or the Operating Partnership. Counterparty and the Operating Partnership also agree that no Indemnified Party shall have any liability to Counterparty, the Operating Partnership or any person asserting claims on behalf of or in right of Counterparty or the Operating Partnership in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty or the Operating Partnership result from the Dealer’s breach of any covenant or representation made by the Dealer in this Confirmation or the Agreement or any willful misconduct, gross negligence or bad faith of any Indemnified Party. The provisions of this Section 9 shall survive the completion of the Transaction and any assignment and/or delegation of the Transaction made pursuant to the Agreement or this Confirmation shall inure to the benefit of any permitted assignee of Dealer. For the avoidance of doubt, any payments due as a result of this provision may not be used to set off any obligation of Dealer upon settlement of the Transaction.

10.         Beneficial Ownership.  Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or be deemed to receive, or, with respect to clause (y) below, have the “right to acquire” (within the meaning of NYSE Rule 312.04(g)), Shares to the extent that, upon such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates’ business units subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “Dealer Group”) would be equal to or greater than the lesser of (x) 4.5% of the outstanding Shares (such condition, an “Excess Section 13 Ownership Position”), and (y) 7,312,282 Shares (equal to 4.9% of the outstanding Shares as of the Trade Date) (such number of Shares, the “Threshold Number of Shares” and such condition, the “Excess NYSE Ownership Position”) or (ii) Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any state or federal bank holding company or banking laws, or any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the lesser of (A) the maximum number of Shares that would be permitted under Applicable Laws and (B) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty (including, without limitation, Section 6.2 of the Charter or any contract or agreement to which Counterparty is a party), in each case minus (y) 1% of the number of Shares outstanding on the date of determination (such condition described in clause (ii), an “Excess Regulatory Ownership Position”). If any delivery owed to Dealer is not made, in whole or in part, as a result of this provision, (i) Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in (x) Dealer Group directly or indirectly so beneficially owning in excess of the lesser of (A) 4.5% of the outstanding Shares and (B) the Threshold Number of Shares or (y) the occurrence of an Excess Regulatory Ownership Position and (ii) if such delivery relates to a Physical Settlement, notwithstanding anything to the contrary herein, Dealer shall not be obligated to satisfy the portion of its payment obligation corresponding to any Shares required to be so delivered until the date Counterparty makes such delivery.

11.         Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by Dealer and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of Dealer or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) Dealer does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.

12.         Restricted Shares. If Counterparty is unable to comply with the covenant of Counterparty contained in Section 6 above or Dealer otherwise determines in its reasonable opinion that any Shares to be delivered to Dealer by Counterparty may not be freely returned by Dealer to securities lenders as described in the covenant of Counterparty contained in Section 6 above, then delivery of any such Settlement Shares (the “Unregistered Settlement Shares”) shall be effected pursuant to Annex A hereto, unless waived by Dealer.

13.         Use of Shares. Dealer acknowledges and agrees that, except in the case of a Private Placement Settlement, Dealer shall use any Shares delivered by Counterparty to Dealer on any Settlement Date to return to securities lenders to close out borrowings created by Dealer in connection with Dealer’s hedging activities related to exposure under the Transaction or otherwise in compliance with applicable law.

14.         Rule 10b-18. In connection with bids and purchases of Shares in connection with any Net Share Settlement or Cash Settlement, Dealer shall use commercially reasonable efforts to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control.

15.         Governing Law. Notwithstanding anything to the contrary in the Agreement, the Agreement, this Confirmation and all matters arising in connection with the Agreement and this Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

16.         Set-Off. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party against any delivery or payment obligations owed to it by the other party under the Transaction, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

17.         Staggered Settlement. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

18.         Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

19.         Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION SHALL PROHIBIT A PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.

20.         Counterparts.

(a)           This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., DocuSign and AdobeSign (any such signature, an “Electronic Signature”)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  The words “execution,” “signed,” “signature” and words of like import in this Confirmation or in any other certificate, agreement or document related to this Confirmation shall include any Electronic Signature, except to the extent electronic notices are expressly prohibited under this Confirmation or the Agreement.

(b)           Notwithstanding anything to the contrary in the Agreement, either party may deliver to the other party a notice relating to any Event of Default or Termination Event under this Confirmation by e-mail.

21.         Delivery of Cash. For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the Trade Date (including, for the avoidance of doubt, where Counterparty elects Cash Settlement). For the avoidance of doubt, the preceding sentence shall not be construed as limiting Section 9 hereunder or any damages that may be payable by Counterparty as a result of a breach of this Confirmation.

22.          Adjustments. For the avoidance of doubt, whenever the Calculation Agent, the Hedging Party or the Determining Party is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, the Hedging Party or the Determining Party, as applicable, shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position at the time of the event.

23.          Other Forward Transactions. Counterparty shall not cause to occur, or permit to exist, an Unwind Period at any time there is (1) an “Unwind Period” (or equivalent term) under any other issuer forward sale or similar transaction (including, without limitation, any “Transaction” under (as and defined under) any substantially similar forward confirmation) with any financial institution other than Dealer (an “Other Forward Transaction”), (2) a “Forward Hedge Selling Period” (or equivalent term) relating to any Other Forward Transaction or (3) any other period in which Counterparty directly or indirectly issues and sells Shares pursuant to an underwriting agreement (or similar agreement including, without limitation, any equity distribution agreement) that Counterparty enters into with any financial institution other than Dealer.

24.          Designation by Dealer. Notwithstanding any other provision of this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

25.          The 871(m) Protocol. To the extent that either party to the Agreement with respect to the Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction. For greater certainty, if there is any inconsistency between this provision and the provisions contained in any other agreement between the parties with respect to this Transaction, this provision shall prevail unless such other agreement expressly overrides the provisions of the Attachment to the 871(m) Protocol.

26.          U.S. QFC Mandatory Contractual Requirements.

(a)          Limitation on Exercise of Certain Default Rights Related to a Dealer Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 26(b) hereof, Counterparty shall not be permitted to exercise any Default Right against Dealer with respect to this Confirmation or any other Relevant Agreement that is related, directly or indirectly, to a Dealer Affiliate becoming subject to an Insolvency Proceeding.

(b)          General Creditor Protections. Nothing in Section 26(a) hereof shall restrict the exercise by Counterparty of any Default Right against Dealer with respect to this Confirmation or any other Relevant Agreement that arises as a result of:

i.	Dealer becoming subject to an Insolvency Proceeding; or

ii.	Dealer not satisfying a payment or delivery obligation pursuant to (A) this Confirmation or any other Relevant Agreement, or (B) another contract between Dealer and Counterparty that gives rise to a Default Right under this Confirmation or any other Relevant Agreement.

(c)          Burden of Proof. After a Dealer Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to this Confirmation or any other Relevant Agreement, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder or thereunder.

(d)          General Conditions.

i.	Effective Date. The provisions set forth in this Section 26 will come into effect on the later of the Applicable Compliance Date and the date of this Confirmation.

ii.	Prior Adherence to the U.S. Protocol. If Dealer and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Confirmation and shall replace the terms of this Section 26. For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and this Confirmation and this Confirmation shall each be deemed to be a Protocol Covered Agreement.

iii.	Subsequent Adherence to the U.S. Protocol. If, after the date of this Confirmation, both Dealer and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 26.

(e)          Definitions. For the purposes of this Section 26, the following definitions apply:

“Applicable Compliance Date” with respect to this Confirmation shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

35

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Credit Enhancement” means, with respect to this Confirmation or any other Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Dealer or Counterparty hereunder or thereunder or with respect hereto or thereto, including any guarantee or collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Dealer Affiliate” means, with respect to Dealer, a BHC Affiliate of that party.

“Default Right” means, with respect to this Confirmation (including the Transaction under this Confirmation) or any other Relevant Agreement, any:

i.	right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

ii.	right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

iii.	solely with respect to Section 26(a) hereof does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

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“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“QFC Stay Rules” mean the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to Dealer, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Agreement” means this Confirmation (as may be amended) and any Credit Enhancement relating hereto or thereto.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

[Signature Page Follows]

37

Counterparty hereby agrees (a) to check this Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty hereunder, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to us.

Yours faithfully,

CITIBANK, N.A.

By:	/s/ James Heathcote
	Name:	James Heathcote
	Title:	Authorized Signatory

[Signature Page to Confirmation]

Agreed and accepted by:

STAG INDUSTRIAL, INC.

By:	/s/ Jeffery Sullivan
	Name:	Jeffery Sullivan
	Title:	Executive Vice President, General Counsel and Secretary

Agreed and accepted with respect to Sections 5 and 9 hereof and Annex A hereto by

STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P.

By:	/s/ Jeffery Sullivan
	Name:	Jeffery Sullivan
	Title:	Executive Vice President, General Counsel and Secretary

On behalf of STAG Industrial, Inc., as sole member of STAG Industrial GP, LLC, as the sole general partner of STAG Industrial Operating Partnership, L.P.

[Signature Page to Confirmation]

ANNEX A

PRIVATE PLACEMENT PROCEDURES

If Counterparty delivers Unregistered Settlement Shares pursuant to Section 12 above (a “Private Placement Settlement”), then:

(a)            all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)            as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that prior to receiving or being granted access to any such information, Dealer, such affiliate of Dealer or such potential purchaser, as the case may be, may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation;

(c)            as of the date of delivery, Counterparty and the Operating Partnership shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and obligations to use best efforts to obtain customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all commercially reasonable fees and expenses in connection with such resale, including all commercially reasonable fees and expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)            in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.

In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Unregistered Settlement Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Unregistered Settlement Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Unregistered Settlement Shares.

If Counterparty delivers any Unregistered Settlement Shares, Counterparty agrees that (i) such Shares may be transferred by and among Dealer and its affiliates and (ii) after the applicable “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

Schedule I

FORWARD PRICE REDUCTION AMOUNTS

Forward Price Reduction Date:	Forward Price Reduction Amount:
Trade Date	USD	0.000000
December 30, 2020	USD	0.120000
January 28, 2021	USD	0.120833
February 25, 2021	USD	0.120833
March 30, 2021	USD	0.120833
April 29, 2021	USD	0.120833
May 27, 2021	USD	0.120833
June 29, 2021	USD	0.120833
July 29, 2021	USD	0.120833
August 30, 2021	USD	0.120833
September 29, 2021	USD	0.120833
October 28, 2021	USD	0.120833
Maturity Date	USD	0.000000

REGULAR DIVIDEND AMOUNTS

For any calendar month ending with December 2020:	USD	0.120000
For any calendar month after December 2020:	USD	0.120833